Exhibit 99.1
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Re:	News Releases - Wednesday, November 26, 2008
Kodiak Energy, Inc. Announces Statement Of Claim Is Settled With
Brink Energy Ltd
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CALGARY, ALBERTA -- (MARKET WIRE) -- 26/11/08 -- Kodiak Energy, Inc.
(TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") reports that a settlement was reached between the Corporation and Brink Energy Ltd. ("Brink"), a private Alberta junior oil and gas corporation.  A statement of claim was filed by Kodiak against Brink on September 12, 2008 in The Court or Queen's Bench of Alberta, Judicial District of Calgary regarding the uncompleted transaction arising from the binding letter agreement ("Agreement") signed on June 18, 2008.  Details to the transaction and statement of claim were previously disclosed.

The settlement includes the repayment by Brink of the CAD$1,000,000 secured loan Kodiak made to Brink in July 2008, plus accrued interest as well as a resolution of other outstanding matters.  The Corporation considers the issues between Kodiak and Brink have been resolved and that Brink is not longer indebted to Kodiak.

About Kodiak
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration.  Kodiak has lease holdings in Montana, southeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements.  The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  The Corporation's business is subject to various other risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions.  The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contact:
Kodiak Energy, Inc.
William Tighe, President and Chief Executive Officer
Phone:  +1 (403) 262-8044
Email:  info@kodiakpetroleum.com
Website: www.kodiakpetroleum.com